Exhibit 99.1

MBIA Inc. Reports First Quarter 2017 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--May 10, 2017--MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $72 million, or $(0.55) per share, for the first quarter of 2017 compared to a consolidated GAAP net loss of $78 million, or $(0.58) per share, for the first quarter of 2016. The reduction in year-over-year consolidated GAAP net loss was primarily due to fair value gains associated with interest rate swaps and common stock warrants and lower foreign exchange losses, largely offset by greater loss and loss adjustment expenses, primarily at MBIA Insurance Corporation, and lower net premiums earned.

Book value per share was $24.73 as of March 31, 2017 compared with $23.87 as of December 31, 2016. The increase in book value per share was primarily due to a reduction in shares outstanding due to the repurchase of 4.8 million MBIA common shares during the first quarter of 2017.

Combined Operating Income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $9 million for the three months ended March 31, 2017 compared with Combined Operating Income of $16 million in the same period of 2016. The $7 million decline in quarter-over-quarter Combined Operating Income was primarily due to a $17 million decrease in net premiums earned.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) increased to $33.69 as of March 31, 2017 from $31.88 as of December 31, 2016. The increase in ABV per share was driven primarily by a decrease in common shares outstanding resulting from the above-referenced share repurchases during the first quarter of 2017.

Operating Income and ABV per share provide investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of ABV per share to book value per share, and Operating Income to net income, calculated in accordance with GAAP, are attached.

Statements from Company Representative

“National continues to execute on a disciplined and measured expansion of its business activities,” said Bill Fallon, MBIA’s Chief Operating Officer. “Since re-entering the market in 2014, National has now insured business in 27 states, having insured transactions in 5 new states in 2016 and in another 7 new states in the first quarter of 2017. National’s business production in the first quarter of 2017 was its second-highest quarter by policies issued since it re-entered the market.” Mr. Fallon added, “More significantly, National’s capital position continues to strengthen, driven by an $8 billion net reduction of insured exposure during the quarter, which further improves its capacity for its first special dividend payment.”

U.S. Public Finance Insurance Segment Results

The Company’s U.S. public finance insurance business is conducted through National Public Finance Guarantee Corporation (National).

The U.S. Public Finance Insurance segment recorded GAAP net income of $27 million for the first quarter of 2017 versus $41 million for the first quarter of 2016. The decline in GAAP net income was primarily due to a $17 million decline in net premiums earned.

The U.S. Public Finance Insurance segment recorded $25 million of Operating Income in the first quarter of 2017 compared with $37 million of Operating Income in the same period of 2016. The decline in Operating Income was also primarily due to the decline in net premiums earned.

Total net premiums earned in the U.S. Public Finance Insurance segment were $41 million in the first quarter of 2017, down 29 percent from $58 million of total premiums earned in the same period of 2016. Premiums earned from refunded transactions decreased 35 percent and scheduled premiums earned declined by 20 percent. The decline in scheduled premiums earned resulted from the continued decrease of National’s insured portfolio.

National wrote $252 million gross par of new insurance during the first quarter of 2017, up from $158 million written during the first quarter of 2016. National wrote $1.7 billion of gross par for the four quarters ending March 31, 2017 versus $0.7 billion for the four quarters ending March 31, 2016.

Net investment income for the U.S. Public Finance Insurance segment was $31 million in the first quarters of 2017 and 2016 on average assets of $4.2 billion and $4.4 billion, for the respective quarters.

The U.S. Public Finance Insurance segment recorded loss and loss adjustment expenses of $11 million in the first quarter of 2017 compared to $9 million in the first quarter of 2016. The increase in losses and loss adjustment expenses was primarily due to additions for certain Puerto Rico credits in the first quarter of 2017.

The amortization of deferred acquisition costs totaled $8 million in the first quarter of 2017 compared with $12 million in the same period of 2016. The decrease in the amortization of deferred acquisition costs corresponds to lower premiums earned.

National’s operating expenses were $17 million in the first quarter of 2017 versus $15 million in the same period of 2016.

National had statutory capital of $3.5 billion and claims-paying resources totaling $4.6 billion as of March 31, 2017. National’s insured portfolio declined by $8 billion during the quarter, ending the quarter with $102 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par outstanding to statutory capital of 29 to 1, down from 32 to 1 as of year-end 2016.

Corporate Segment Results

The corporate segment includes general corporate activities and also provides support services, including asset and capital management services, to MBIA’s other operating businesses.

The corporate segment recorded GAAP net income of $10 million in the first quarter of 2017 versus a net loss of $84 million in the first quarter of 2016. The favorable variance was primarily due to fair value gains on interest rate swaps and common stock warrants, as well as lower foreign exchange losses.

The corporate segment recorded an Operating Loss of $16 million in the first quarter of 2017 compared with an Operating Loss of $21 million in the same period of 2016.

As of March 31, 2017, MBIA Inc. held cash and liquid assets of $340 million. In addition, there were assets with a market value of $216 million held in its tax escrow account as of March 31, 2017. During the first quarter of 2017, National’s 2014 tax payment of $94 million was released to MBIA Inc. from the tax escrow account in accordance with the Company’s tax sharing agreement.

The Company’s consolidated net operating loss carryforward for income tax purposes as of March 31, 2017 was approximately $2.6 billion.

During the first quarter of 2017, the Company repurchased 4.8 million of its common shares at an average price of $8.31 per share. Subsequent to March 31, 2017 through May 4, 2017, the Company has repurchased an additional 522 thousand shares. As of May 4, 2017, there was $44 million of remaining authorized capacity under the Company’s current share repurchase program and there were 129 million of the Company’s common shares outstanding. During the first quarter of 2017, the Company also retired $74 million par value of MBIA Global Funding MTNs through debt repurchases and maturity payments.

International and Structured Finance Insurance Segment Results

The international and structured finance insurance business is conducted primarily through MBIA Corp. and includes the results of MBIA Insurance Corporation, the New York-regulated insurer on a stand-alone basis, and its subsidiary, MBIA Mexico S.A. de C.V.

The Company uses statutory accounting to measure the financial performance of MBIA Insurance Corporation, which had statutory net income of $178 million for the first quarter of 2017 and a statutory net loss of $55 million for the first quarter of 2016. The favorable variance is primarily due to $263 million of net gains associated with the completed sale of MBIA UK, partially offset by greater loss and loss adjustment expense incurred. The sale of MBIA UK increased MBIA Insurance Corporation’s statutory capital by $133 million for the first quarter of 2017. The net impact of the sale of MBIA UK, after giving full effect in MBIA Insurance Corporation’s statutory financial statements over the last two quarters, resulted in a net increase of $32 million to MBIA Insurance Corporation’s statutory capital. As of March 31, 2017, the statutory capital of MBIA Insurance Corporation was $524 million and claims-paying resources totaled $1.6 billion.

As of March 31, 2017, the liquidity position of MBIA Insurance Corporation (excluding its subsidiaries and branch) totaled $111 million consisting of cash and invested assets.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, May 11, 2017 at 8:00 AM (EDT) to discuss its first quarter financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 11362727. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on May 11 until 11:59 p.m. on May 25 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 11362727. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to maintain high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Combined Operating Income (Loss): The sum of Operating Income (Loss) of the U.S. public finance insurance (National) and corporate segments net of eliminations. See “Operating Income (Loss)” definition.

Operating Income (Loss): Operating Income (Loss) is a useful measurement of performance because it measures income from the Company’s core operating segments, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Operating Income (Loss) also excludes net income of the Company’s non-core operating segments. The Company’s non-core segments include the activities of its international and structured finance insurance, advisory services and conduit segments. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items noted above. Operating Income (Loss) is disclosed on an after-tax basis and adjustments to net income are typically tax-effected at 35% unless a specific adjustment, or component thereof, is not taxable. Operating Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Operating Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Operating Income (Loss) per share represents that amount of Operating Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions except share and per share amounts)

	March 31, 2017	December 31, 2016
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $4,723 and $4,713)	$4,701	$4,694
Investments carried at fair value	150	146
Investments pledged as collateral, at fair value (amortized cost $136 and $234)	137	233
Short-term investments held as available-for-sale, at fair value (amortized cost $398 and $552)	398	552
Other investments (includes investments at fair value of $4 and $5)	6	8
Total investments	5,392	5,633

Cash and cash equivalents	112	163
Premiums receivable	408	409
Deferred acquisition costs	112	118
Insurance loss recoverable	486	504
Assets held for sale	-	555
Deferred income taxes, net	1,019	970
Other assets	157	113
Assets of consolidated variable interest entities:
Cash	40	24
Investments held-to-maturity, at amortized cost (fair value $879 and $876)	890	890
Investments carried at fair value	246	255
Loans receivable at fair value	1,716	1,066
Loan repurchase commitments	409	404
Other assets	30	33
Total assets	$11,017	$11,137

Liabilities and Equity
Liabilities:
Unearned premium revenue	$913	$958
Loss and loss adjustment expense reserves	559	541
Long-term debt	2,034	1,986
Medium-term notes (includes financial instruments carried at fair value of $104 and $101)	830	895
Investment agreements	390	399
Derivative liabilities	313	299
Liabilities held for sale	-	346
Other liabilities	235	233
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $1,306
and $1,351)	2,517	2,241
Total liabilities	7,791	7,898

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,905,896
and 283,989,999	284	284
Additional paid-in capital	3,166	3,160
Retained earnings	2,628	2,700
Accumulated other comprehensive income (loss), net of tax of $17 and $37	(31)	(128)
Treasury stock, at cost--153,946,569 and 148,789,168 shares	(2,833)	(2,789)
Total shareholders' equity of MBIA Inc.	3,214	3,227
Preferred stock of subsidiary	12	12
Total equity	3,226	3,239
Total liabilities and equity	$11,017	$11,137

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions except share and per share amounts)

	Three Months Ended March 31,
	2017	2016

Revenues:
Premiums earned:
Scheduled premiums earned	$28	$45
Refunding premiums earned	21	30
Premiums earned (net of ceded premiums of $1 and $2)	49	75
Net investment income	52	39
Fees and reimbursements	2	1
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(31)	(14)
Unrealized gains (losses) on insured derivatives	(22)	(14)
Net change in fair value of insured derivatives	(53)	(28)
Net gains (losses) on financial instruments at fair value and foreign exchange	17	(69)
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(1)
Other-than-temporary impairments recognized in accumulated other comprehensive income (loss)	(2)	-
Net investment losses related to other-than-temporary impairments	(2)	(1)
Net gains (losses) on extinguishment of debt	8	2
Other net realized gains (losses)	3	(1)
Revenues of consolidated variable interest entities:
Net investment income	6	15
Net gains (losses) on financial instruments at fair value and foreign exchange	(33)	(1)
Other net realized gains (losses)	28	-
Total revenues	77	32

Expenses:
Losses and loss adjustment	94	22
Amortization of deferred acquisition costs	7	10
Operating	29	35
Interest	48	50
Expenses of consolidated variable interest entities:
Operating	2	4
Interest	17	12
Total expenses	197	133
Income (loss) before income taxes	(120)	(101)
Provision (benefit) for income taxes	(48)	(23)
Net income (loss)	$(72)	$(78)

Net income (loss) per common share:
Basic	$(0.55)	$(0.58)
Diluted	$(0.55)	$(0.58)

Weighted average number of common shares outstanding:
Basic	131,402,465	135,814,835
Diluted	131,402,465	135,814,835

COMBINED
OPERATING INCOME (LOSS) RECONCILIATION(5)
(In millions except share and per share amounts)
	Three Months Ended March 31,
	2017	2016
Net income (loss)	$(72)	$(78)
Less: operating income adjustments:
Income (loss) before income taxes of the international and structured
finance insurance segment and eliminations	(165)	(56)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(1)	32	(48)
Foreign exchange gains (losses)(1)	(7)	(28)
Net gains (losses) on sales of investments(1)	2	6
Net investment losses related to other-than-temporary impairments	(2)	(1)
Net gains (losses) on extinguishment of debt	8	2
Other net realized gains (losses)	(1)	(1)
Operating income adjustment to the (provision) benefit for income tax(2)	52	32
Operating income (loss)	$9	$16

Operating income (loss) per diluted common share	0.07 (3)	0.12 (4)

U.S. PUBLIC FINANCE INSURANCE (NATIONAL)
OPERATING INCOME (LOSS) RECONCILIATION(5)
(In millions)
	Three Months Ended March 31,
	2017	2016
Net income (loss)	$27	$41
Less: operating income adjustments:
Mark-to-market gains (losses) on financial instruments(1)	2	-
Net gains (losses) on sales of investments(1)	2	6
Net investment losses related to other-than-temporary impairments	(2)	-
Operating income adjustment to the (provision) benefit for income tax(2)	-	(2)
Operating income (loss)	$25	$37

CORPORATE
OPERATING INCOME (LOSS) RECONCILIATION(5)
(In millions)
	Three Months Ended March 31,
	2017	2016
Net income (loss)	$10	$(84)
Less: operating income adjustments:
Mark-to-market gains (losses) on financial instruments(1)	30	(48)
Foreign exchange gains (losses)(1)	(7)	(28)
Net investment losses related to other-than-temporary impairments	-	(1)
Net gains (losses) on extinguishment of debt	8	2
Other net realized gains (losses)	(1)	(1)
Operating income adjustment to the (provision) benefit for income tax(2)	(4)	13
Operating income (loss)	$(16)	$(21)
(1)	Reported within "Net gains (losses) on financial instruments at fair value and foreign exchange" on the Company's consolidated statements of operations.
(2)	Reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
(3)	Operating income (loss) per diluted common share is calculated by taking operating income (loss) divided by the weighted average number of diluted common shares outstanding, which includes GAAP diluted weighted average number of common shares of 131,402,465 and the diluted effect of common stock equivalents of 617,622 shares.
(4)	Operating income (loss) per diluted common share is calculated by taking operating income (loss) divided by the weighted average number of diluted common shares outstanding, which includes GAAP diluted weighted average number of common shares of 135,814,835 and the dilutive effect of common stock equivalents of 630,484 shares.
(5)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share:(1)

	As of March 31, 2017	As of December 31, 2016

Reported Book Value per Share	$24.73	$23.87
Reverse book value of the MBIA Corp. legal entity (2)	6.07	5.07
Book value after MBIA Corp. legal entity adjustment	30.80	28.94
Other book value adjustments:
Reverse net unrealized (gains) losses included in other comprehensive income (loss)	0.25	0.24
Add net unearned premium revenue (3)	4.24	4.31
Add tax effect on unrealized (gains) losses and unearned premium revenue	(1.60)	(1.61)
Total other book value adjustments per share	2.89	2.94
Adjusted book value per share	$33.69	$31.88
(1)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

(2)	The book value of the MBIA Corp. legal entity does not provide significant economic or shareholder value to MBIA Inc. The amount being reversed excludes deferred taxes available to MBIA Inc.

(3)	Consists of financial guarantee premiums, net of deferred acquisition costs. The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	March 31, 2017	December 31, 2016
Policyholders' surplus	$2,788	$2,731
Contingency reserves	717	745
Statutory capital	3,505	3,476

Unearned premiums	741	786
Present value of installment premiums (1)	186	187
Premium resources (2)	927	973

Net loss and loss adjustment expense reserves (1)	(106)	(98)
Salvage reserves	279	256
Gross loss and loss adjustment expense reserves	173	158
Total claims-paying resources	$4,605	$4,607

Net debt service outstanding	$172,947	$185,099

Capital ratio (3)	49:1	53:1

Claims-paying ratio (4)	40:1	43:1

MBIA Insurance Corporation (5)

	March 31, 2017	December 31, 2016
Policyholders’ surplus	$286	$238
Contingency reserves	238	254
Statutory capital	524	492

Unearned premiums	212	319
Present value of installment premiums (6) (8)	213	424
Premium resources (2)	425	743

Net loss and loss adjustment expense reserves (6)	(892)	(207)
Salvage reserves (7)	1,534	917
Gross loss and loss adjustment expense reserves	642	710
Total claims-paying resources	$1,591	$1,945

Net debt service outstanding	$24,525	$43,215

Capital ratio (3)	47:1	88:1

Claims-paying ratio (4)	17:1	26:1
(1)	Calculated using a discount rate of 3.18% as of March 31, 2017 and December 31, 2016.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK Insurance Limited for December 31, 2016 only.
(6)	Calculated using a discount rate of 5.15% as of March 31, 2017 and December 31, 2016.
(7)	This amount primarily consists of expected recoveries related to the Company's excess spread, put-backs and CDOs.
(8)	Based on the Company's estimate of the remaining life for its insured exposures.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com